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                                                                    EXHIBIT 99.2

                                                    [ASPEON LOGO]

NEWS RELEASE




CONTACT:    Don Rutherford
            Aspeon, Inc.
            949.440.8000 or investor@aspeon.com

            Julie Crandall/E. E. Wang
            Pondel/Wilkinson Group
            310.207.9300 or investor@aspeon.com


                                                           FOR IMMEDIATE RELEASE


                        ASPEON TO SELL TWO BUSINESS UNITS
                            FOR $3.5 MILLION IN CASH

         IRVINE, CALIFORNIA - JANUARY 23, 2001 - Aspeon, Inc. (Nasdaq:ASPEE) said today it has signed a letter of intent to sell its Boston-based foodservice application service provider and Oracle business units, comprised of Restaurant Consulting Services, Inc. ("RCS") and Monument Software Corporation ("Monument"), for $3.5 million in cash to existing management.

         "The sale of these businesses is in line with our strategy of concentrating on our core point-of-sale products and services business," said Richard P. Stack, president and chief executive officer of Aspeon. "We continue to be very focused on eliminating operating losses and building cash reserves."

         Closing of the sale is contingent upon the satisfactory completion of the buyer's due diligence and the negotiation and execution of definitive sale documents. Aspeon expects to complete the sale prior to March 9, 2001.

ABOUT ASPEON, INC.


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         Aspeon currently operates in three business segments. The Point-of-Sale
(POS) products segment designs, manufactures, markets and sells open system touch screen POS computers primarily for the food service and retail industries. The Solution Services segment provides retail foodservice technology solutions and services that enable restaurants and retailers to capture, analyze, disseminate and use information throughout the enterprise, from the POS cash register terminal to the back office to an organization's headquarters. The Application Services Provider segment delivers integrated business application software customized to meet industry-specific requirements. Visit Aspeon at www.aspeon.com


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